PERRITT FUNDS, INC.
SECOND AMENDMENT TO THE DISTRIBUTION AGREEMENT

THIS SECOND AMENDMENT dated as of the 28th day of February, 2013 to the Distribution Agreement (the “Agreement”), dated as of December 1, 2005, as amended March 23, 2006, is entered into by and among PERRITT FUNDS, INC., a Maryland corporation, (the “Company”), PERRITT CAPITAL MANAGEMENT, INC.  (the “Advisor”) and QUASAR DISTRIBUTORS, LLC, a Delaware limited liability company (the “Distributor”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, an agreement and reorganization (the “Reorganization Agreement”) between the Company and Perritt Micro Cap Opportunities Fund, Inc., was made as of February 28, 2013; and

WHEREAS, as part of the Reorganization Agreement, the Company and Perritt MicroCap Opportunities Fund, Inc. desire to add the Perritt MicroCap Opportunities Fund to the Agreement; and

WHEREAS, Section 11 paragraph B of the Agreement allows for its amendment by a written instrument executed by the parties;

NOW, THEREFORE, the parties agree as follows:

Exhibit A of the Agreement is superseded and replaced with Amended Exhibit A.

Except to the extent supplemented hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

PERRITT FUNDS, INC.	QUASAR DISTRIBUTORS, LLC

By: /s/ Mark Buh	By: /s/ James R. Schoenike

Name: Mark Buh	Name: James R. Schoenike

Title: Treasurer	Title: President

PERRITT CAPITAL MANAGEMENT, INC.

By:          /s/ Mark  Buh

Name:           Mark Buh

Title:            CFO

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Amended Exhibit A to the Distribution Agreement – Perritt Funds, Inc.

Separate Series of Perritt Funds, Inc.
Perritt Ultra MicroCap Fund
Perritt MicroCap Opportunities Fund

QUASAR DISTRIBUTORS, LLC REGULATORY DISTRIBUTION SERVICES FEE SCHEDULE – Effective April 1, 2006
 Regulatory Distribution Annual Services*
[   ] basis point on the first $[   ]
[   ] basis point on remaining assets
•  Minimum annual fee – $[   ]
•  CCO Support Services - $[   ]  per year ($[   ] /year once all funds are placed under Perritt Funds)
  Advertising Compliance Review/NASD Filings
•  $[   ]  per job for the first [   ] pages (minutes if tape or video); $[   ] per page (minute if tape or video) thereafter (includes NASD filing fee)
•  Non-NASD filed materials, e.g. Internal Use Only Materials
        $[   ]  per job for the first [   ]  pages (minutes if tape or video)
•  NASD Expedited Service for 3 Day Turnaround
         $[   ]  for the first [   ]  pages (minutes if audio or video); $[   ]  per page (minute if audio or video) thereafter.  (Comments are faxed.  NASD may not accept expedited request.)
Licensing of Investment Advisor’s Staff (if required)
•  $[   ] per year per registered representative
•  Quasar is limited to these licenses for sponsorship:  Series, 6, 7, 24, 26, 27, 63, 66
•  Plus any NASD and state fees for registered representatives, including license and renewal fees.
Fund Fact Sheets (if required)
•  Design - $[   ] per fact sheet, includes first production
•  Production - $[   ] per fact sheet per production period
•  All printing costs are out-of-pocket expenses, and in addition to the design fee and production fee.
Out-of-Pocket Expenses
Reasonable out-of-pocket expenses incurred by the Distributor in connection with activities primarily intended to result in the sale of shares, including, without limitation:
•  typesetting, printing and distribution of Prospectuses and shareholder reports
•  production, printing, distribution and placement of advertising and sales literature and materials
•  engagement of designers, free-lance writers and public relations firms
•  long-distance telephone lines, services and charges
•  postage
•  overnight delivery charges
•  NASD registration fees
        (NASD advertising filing fees are included in Advertising Compliance Review section above)
•  record retention
•  travel, lodging and meals
Fees are billed monthly.
*Subject to CPI increase, Milwaukee MSA. (CPI started August 2007)

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